Exhibit 99.1
News Release
Axalta Coating Systems 2001 Market Street Suite 3600 Philadelphia, PA 19103 USA	Contact Christopher Mecray D +1 215 255 7970 Christopher.Mecray@axalta.com

For Immediate Release
Axalta Names Steven M. Chapman To Board Of Directors
Cummins Inc. executive brings extensive knowledge of China and emerging markets to Axalta as the Company continues to grow globally
PHILADELPHIA, PA -- July 7, 2020 -- Axalta Coating Systems Ltd. (NYSE: AXTA), a leading global supplier of liquid and powder coatings, today announced that Steven M. Chapman has been appointed to its Board of Directors, effective as of July 21, 2020.  Mr. Chapman will serve on the Company’s Audit and Environment, Health, Safety & Sustainability Committees.
“I’m pleased to welcome Steve to our Board of Directors,” said Mark Garrett, Axalta’s Board Chair. “He brings extensive China and emerging markets experience from his long and distinguished career at Cummins Inc., a global Fortune 500 manufacturing leader. Axalta continues to focus on growing our customer base, and Steve has a proven track record of building a successful business in China, and he understands the M&A market in the region, as well as how to leverage partnerships and joint ventures to drive performance. His guidance will help Axalta further build our leadership position in the coatings industry around the world.”
“Steve’s background and 30+ years of experience in China and emerging markets where he successfully grew Cummins’ China business make him a great fit for Axalta’s business goals and priorities,” added Robert Bryant, Axalta’s Chief Executive Officer. “Moreover, Steve will complement our Board’s current expertise in the automotive and commercial vehicle markets, particularly in China.”
Mr. Chapman (66) is currently Group Vice President - China and Russia at Cummins Inc. (NYSE: CMI), responsible for driving business growth in both countries. He joined Cummins in 1985 as Manager - International Business Development and has held a number of positions related to Cummins’ international operations, including leadership of Southeast Asia and China. He has been instrumental in developing Cummins’ successful business model for emerging markets and is retiring from Cummins effective as of July 31, 2020. Previously, Mr. Chapman was employed by Green Giant in Taiwan and China.
Mr. Chapman earned his Bachelor’s degree in Asian Studies from St. Olaf College in Northfield, Minnesota, and a Master's degree in Public and Private Management from the Yale University School of Management. He is a Senior Advisor to the US-China Industrial Cooperation Partnership, a private equity fund managed by Goldman Sachs. He also serves on the board of directors of Cooper Tire & Rubber Co. (NYSE: CTB), the board of trustees for Carthage College in Kenosha, Wisconsin, and the Yale Greater China Board of Advisors.
About Axalta:
Axalta is a leading global company focused solely on coatings and providing customers with innovative, colorful, beautiful and sustainable solutions. From light vehicles, commercial vehicles and refinish applications to electric motors, buildings, pipelines and other industrial applications, our coatings are designed to prevent corrosion, increase productivity and enable the materials we coat to last longer. With more than 150 years of experience in the coatings industry, the global team at Axalta continues to find ways to serve our more than 100,000 customers in 130 countries better every day with the finest coatings, application systems and technology. For more information, visit axalta.com and follow us @Axalta on Twitter and on LinkedIn.

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